                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: February 1, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940



-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker        6. If Amendment, Date
    WOYTHALER    RALPH                        Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)              Action Industries, Inc.           (Month/Day/Year)
     (Last)     (First)     (Middle)          3/20/98                       Common Stock       ACZ
    18 ETON ROAD                           ----------------------------  ------------------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting
             (Street)                         Number of Reporting             Person to Issuer
                                              Person (Voluntary)            (Check all applicable)
    ROCKVILLE CENTRE NEW YORK  11570                                      X  Director   ___  10% Owner
--------------------------------------     ----------------------------  ___ Officer    ___   Other
      (City)      (State)      (Zip)                                     (give title below)  (specify below)
                                                                               ---------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (3/91)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                 (E.G., PUTS, CALLS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Security Underlying           sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Date/       (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses
                                                                                     /s/ Ralph Woythaler              March 30, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------  -------------
  Violation.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person       Date

Note: File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.
